Exhibit 99.1
Charah Solutions, Inc. Receives Notice From NYSE Regarding Continued Listing Standard
Louisville, KY – April 3, 2023 – Charah Solutions, Inc. (the “Company”) today announced that the Company was notified by the New York Stock Exchange (“NYSE”) of its determination to commence proceedings to delist and suspend trading of the Company’s common stock and 8.5% Senior Notes due 2026 (the “Notes”) due to failure to meet the NYSE’s $15 million, 30-trading day average market capitalization standard. The Company anticipates that, effective April 4, 2023, its common stock will commence trading on the OTC Pink marketplace (the “OTC Pink”) under the trading symbol “CHRA” and the Notes will commence trading on the OTC Pink under the trading symbol “CHRB”. The Company’s transition to the OTC Pink is not expected to affect the Company’s business operations.
About Charah Solutions, Inc.
With more than 35 years of experience, Charah Solutions, Inc. is a leading provider of environmental services and byproduct recycling to the power generation industry. Based in Louisville, Kentucky, Charah Solutions is the partner of choice for solving customers’ most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the Company is committed to reducing greenhouse gas emissions for a cleaner energy future. Charah Solutions assists utilities and independent power producers with all aspects of sustainably managing and recycling ash byproducts generated from the combustion of coal in the production of electricity. The Company also designs and implements solutions for ash pond management and closure, landfill construction, structural fill projects, power plant remediation and site redevelopment. As a sustainability leader, Charah Solutions is dedicated to preserving our natural resources in an environmentally conscious manner and is focused on developing innovative solutions for the betterment of the planet, the communities in which it operates and its customers. For more information, please visit www.charah.com or download our 2021 Environmental, Social and Governance (ESG) Report at charah.com/sustainability.

Charah Solutions Investor Contact	IR Agency Contact
Joe Skidmore	Kirsten Chapman
Charah Solutions, Inc.	LHA Investor Relations
(502) 245-1353	(415) 433-3777
ir@charah.com	charah@lhai.com

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” “guidance,” and similar terms and phrases. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. See the Company’s Form 10-K for the year ended December 31, 2021 and other periodic reports as filed with the Securities and Exchange Commission for further information regarding risk factors.
Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
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